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                                                                    Exhibit 99.1
                                                         [NEUBERGER BERMAN LOGO]
Neuberger Berman Inc.
605 Third Avenue
New York, NY 10158-3698
Tel. 212.476.9000
                              FOR IMMEDIATE RELEASE
                              ---------------------

Contact:
Robert Matza
Executive Vice President
Chief Operating Officer
Neuberger Berman
(212) 476-9808

              NEUBERGER BERMAN INC. REPURCHASES FOR CASH 5% OF THE
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               AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF ITS ZERO
               --------------------------------------------------
                  COUPON SENIOR CONVERTIBLE NOTES AT A COST OF
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                           APPROXIMATELY $7.6 MILLION
                           --------------------------

NEW YORK, May 6, 2002 ... Neuberger Berman Inc. (NYSE: NEU) announced that, in accordance with the terms of the indenture governing its Zero Coupon Senior Convertible Notes due 2021 (the "Notes"), today it is repurchasing in cash $8,740,000 aggregate principal amount at maturity of the Notes that were validly tendered and not withdrawn as of the close of business on Friday, May 3, 2002, at an aggregate accreted cost of approximately $7.6 million. Each Note will be purchased at its accreted value of $867.42 per $1000 principal amount at maturity. As a result, $166,260,000 aggregate principal amount at maturity of the Notes remain outstanding.

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $61.9 billion in assets under management, as of March 31, 2002. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.